Exhibit 10.77

EXHIBIT A

THE PROGRESSIVE CORPORATION
DIRECTORS DEFERRAL PLAN
(2015 Amendment and Restatement)

1.	Purposes of the Plan; Effective Date.

The purposes of this Plan are to attract and retain qualified Directors and to provide incentives to these Directors through the ability to defer their receipt of cash compensation and by providing Directors with the opportunity to participate in the Company's growth. This amendment and restatement shall be effective as of the Effective Date; provided, however, that this amendment and restatement shall only apply to Cash Compensation deferred pursuant to the Plan after the Effective Date.

2.	Definitions.

(a)	"Board" means the Board of Directors of the Company.

(b)
“Cash Compensation” means any compensation payable to a Director in the form of cash for service on the Board; provided, however, that Cash Compensation shall not apply to any reimbursement of expenses incurred by a Director in connection with his or her service as a Director.

(c)
“Change in Control” means a change in the ownership of the Company, a change in effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, each as determined in accordance with Section 409A of the Code.

(d)	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant thereto.

(e)	“Committee” means the Compensation Committee of the Board or such other committee of the Board to which the Board delegates the authority to administer the Plan.

(f)	"Common Shares" means Common Shares, $1.00 par value, of the Company.

(g)	"Company" means The Progressive Corporation, an Ohio corporation, and its successors.

(h)	"Deferral Account" means the account established by the Company for each Member in accordance with Section 5.

(i)	“Deferral Agreement” means the written Deferral Election, in the form approved by the Committee, executed by the Director.

(j)	“Deferral Election” means the election of any Director to defer 100% of his or her Cash Compensation with respect to any Term.

(k)	"Director" means any director of the Company who is not an employee of the Company.

(l)	“Designated Deferral Period” shall mean the deferral period selected by the Director and specified in a Deferral Agreement.

(m)	“Effective Date” means November 30, 2015.

(n)
"Market Price" means the average of the high and low price at which a Common Share is traded on the New York Stock Exchange (or such other exchange on which the Common Shares may then be traded) on a given date.

(o)	"Member" means any Director who has at any time deferred the receipt of Cash Compensation in accordance with this Plan.

(p)	"Plan" means The Progressive Corporation Directors Deferral Plan (2015 Amendment and Restatement), as set forth herein and as it may be amended from time to time in accordance with the terms hereof.

(q)	"Term" means the duration of the term for which a Director is elected.

(r)	“Unit” means one unit, representing the right to receive the value equivalent of one Common Share.

(s)	"Year" means the calendar year.

(t)	Whenever appropriate, words used herein in the singular may be read as the plural and the plural may be read as the singular.

3.	Election to Defer Cash Compensation.

(a)	Eligibility.

A Director may elect to defer receipt of 100% (but not less than 100%) of his or her Cash Compensation (if any) for any Term in accordance with Section 3(b) hereof.

(b)    Time of Election.

A Director desiring to defer his or her Cash Compensation (if any) for the Term beginning in the upcoming Year must file with the Committee or its designated agent a Deferral Agreement no later than the last day of the Year prior to the Year in which the Term will begin. For example, to defer any Cash Compensation payable for the one-year Term beginning in May 2016, a Director must file a Deferral Agreement with the Committee no later than December 31, 2015.

Any Director who was not a Director at any time during the previous Year may make an election to defer all or a portion of the Cash Compensation for the Term in which the Director is elected to the Board by delivering a Deferral Agreement to the Company (i) within thirty (30) days of such election to the Board and (ii) prior to the payment of any Cash Compensation which is the subject of such Deferral Agreement. For example, if an individual that has never served as a Director is elected to the Board on October 1, 2016, then to defer any Cash Compensation payable for the initial pro-rated Term, the individual must file a Deferral Agreement with the Committee no later than October 31, 2016 and prior to the payment of any Cash Compensation for the initial pro-rated Term.

A Director fulfilling the above requirements shall be considered a "Member" for purposes of this Plan.

If an eligible Director fails to file a Deferral Agreement with respect to any eligible Cash Compensation before the deadline provided in the first sentence of this Section 3(b) (or, if applicable, the third sentence of this Section 3(b)), then he or she shall be deemed to have elected not to make a Deferral Election for such Term.

(c)    Duration and Effect of Election.

Once made, a Deferral Election shall be irrevocable. A Deferral Election shall be deemed to have been made when the completed and executed Deferral Agreement is received by the Committee.

If a Director timely files a Deferral Agreement with the Committee with respect to Cash Compensation, then (i) instead of being paid to the Member, the amount of such Cash Compensation shall be credited to such Member’s Deferral Account in accordance with Section 5(b), and (ii) the delivery of such Cash Compensation will be deferred until the end of the Member’s Designated Deferral Period or such earlier time as this Plan may specify.

4.	The Amount and Date of Deferral.

The Deferral Agreement of the Member shall indicate the date on which, subject to the terms of this Plan, the Designated Deferral Period will end and distributions shall begin. Subject to the terms of this Plan, a Member may indicate in the Deferral Election Agreement any of the following manners of distribution following the earlier to occur of (a) termination of the Member’s service as a Director or (b) expiration of the Member’s Designated Deferral Period (the “Starting Distribution Date”): (i) a lump-sum distribution; (ii) three (3) annual installments, (iii) five (5) annual installments, or (iv) ten (10) annual installments. All distributions will be made, or in the case of installment distributions will commence, within thirty (30) days following the Starting Distribution Date. Subsequent installment distributions, if any, will be made within thirty (30) days of the anniversary of the Starting Distribution Date. Notwithstanding the foregoing and any Designated Deferral Period and manner of distribution stated in a Deferral Agreement, (i) in the event of a Change in Control, distributions shall be made in accordance with Section 6(b), and (ii) in the case of the death of the Member, distributions shall be made in accordance with Section 8.

5.	Deferral Accounts.

(a)	Establishment of Deferral Accounts.

The Company shall establish and preserve one or more Deferral Accounts for each Member, which will be credited with amounts as described in Section 5(b). The Company may establish separate Deferral Accounts (or sub-accounts within a Member’s Deferral Account) for a Member to properly account for Cash Compensation deferred pursuant to separate Deferral Agreements.

(a)	Credits to Deferral Accounts.

Each Member’s Deferral Account shall be credited as follows:

(i) Cash Compensation. On the date that Cash Compensation that is subject to a Deferral Agreement would otherwise be payable to a Member, the Member’s Deferral Account shall be credited with the number of Units (whole or fractional, rounded to the nearest thousandth of a share) determined by dividing (A) the amount of the Cash Compensation that the Member has elected to defer that otherwise would have been paid to him or her on such date, by (B) the Market Price on such date.

(i)Dividends. Except as provided in the final sentence of Section 6(a) hereof, on the date on which a dividend is paid on (or any other distribution is made on account of) the Common Shares, the Deferral Account shall be credited with the number of Units (whole or fractional, rounded to the nearest thousandth of a share) determined by dividing (A) the dollar amount (or value of other property) that the Member would have received with respect to the number of Units held in his or her Deferral Account on the applicable record date if such Units had been actual Common Shares instead of Units, by (B) the Market Price on the date such dividend is paid.

(c)    No Segregation or Trust; Claims of General Creditors.

No assets shall be segregated or earmarked in respect of any Deferral Accounts. The Plan and the crediting of Deferral Accounts hereunder shall not constitute a trust and shall be structured solely for the purpose of recording an unsecured contractual obligation. All amounts distributable or otherwise payable pursuant to the terms of this Plan shall remain a part of the general assets of the

Company. In no event shall any Member or beneficiary have any claims or rights to any distribution or other payment hereunder that are superior to any claims or rights of any general creditor of the Company.

6.	Distribution of Deferral Accounts.

(a)
The Units in a Deferral Account or subaccount thereof established and maintained for each Member shall, subject to the terms of the Plan, be distributed in a lump sum or installments as indicated in the Deferral Agreement. A Member may elect to change the distribution date(s) and method of distribution set forth in a Deferral Agreement; provided that such change (i) must be made in writing and on such form(s) as the Company shall specify, (ii) must be delivered to the Company at least one (1) year prior to the distribution date being changed, and (iii) shall delay the distribution or installment distribution for a period of at least five (5) years following the date such distribution otherwise would have been made or would have commenced. In the case of a distribution to be made in installments, the provisions of this paragraph shall apply to each installment distribution as if each such installment distribution were a separate distribution.

With respect to all distributions to be made under the Plan, the following rules shall apply:

(i) All distributions shall be paid in cash and shall be subject to withholding or deduction by the Company of any taxes, contributions, payments and assessments which the Company is now or may hereafter be required or authorized by law to withhold or deduct from distributions; and

(ii) Each Unit in the Deferral Account shall be valued based on the Market Price on a date determined by the Company within five (5) business days before the date of the distribution and, upon distribution, the Unit shall be cancelled.

In the event a Member elects to receive installment distributions, the following additional rules shall apply:

(i) The balance of the Deferral Account shall be credited, pursuant to Section 5(b) above, with additional Units upon the payment of dividends until the Deferral Account is completely distributed; and

(ii) The amount of each installment distribution shall be determined by (x) multiplying the number of Units in the Deferral Account by the Market Price on a date within five (5) business days before the date of the distribution and (y) dividing that number by the number of installments remaining to be distributed to the Member.

Notwithstanding anything to the contrary contained herein, if:

(a)
a Member would otherwise be entitled to have additional Units equal to the value of a dividend (or other distribution) credited to his or her Deferral Account under Section 5(b) hereof in respect of Units held in such Deferral Account on the record date for such dividend (or other distribution);

(a)	the cash equivalent of such Units (or a portion of such Units) was distributed hereunder to the Member after the record date but before the payment date for such dividend (or other distribution); and

(b)	such distribution from the Deferral Account was either a lump sum distribution or the final installment of installment distributions hereunder,

then the amount equal to such dividend (or other distribution) in respect of the Units that were so cancelled upon distribution shall not be credited to the Member’s Deferral Account, and such amount shall be distributed to the Member in cash as soon as practicable after the payment date for such dividend.

(a)
Notwithstanding the foregoing, if a Change in Control occurs, each Member’s entire Account balance shall be distributed to such Member in one lump sum within thirty (30) days following the Change in Control.

7.    Beneficiaries.
Each Member shall have the right to designate in writing one or more beneficiaries to receive distributions (in accordance with Section 8) in the event of the Member’s death by filing with the Company a beneficiary designation on a form provided by the Committee. The designated beneficiary or beneficiaries may be changed by a Member at any time prior to his or her death by the delivery to the Committee of a new beneficiary designation form. The change shall become effective only when the new beneficiary designation form is received and accepted by the Committee; provided, however, any beneficiary designation form received by the Committee after the designating Member’s death will be disregarded.

8.    Death of Member.

If a Member dies, a lump-sum distribution of the Member’s Deferral Account will be made to the Member’s estate or beneficiary (if identified in accordance with Section 7) within thirty (30) days following the date the Committee receives written notice of the Member’s death.

9.	Valuation of Accounts.

Each Deferral Account shall be valued as of the last day of each Year and from time to time as amounts are credited to, or distributed from, the Deferral Account until distribution of the Deferral Account in full in accordance with Section 6 or Section 8. Each Member shall receive a statement of his Deferral Accounts not less than annually.

1.	Capital Changes.

In the event of any change in the number of outstanding Common Shares or the kind of securities held by a shareholder by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or a similar corporate change, the Board shall determine, in its sole discretion, the extent to which such change equitably requires an adjustment in the number or type of Units held in the Deferral Accounts and such adjustment shall be made by the Company and shall be conclusive and binding on all Members of the Plan.

11.    Administration.

Except for those powers and duties expressly reserved for the Board hereunder, the Committee will have full power to administer the Plan. Such power includes, but is not limited to, the following authority:

(a)	To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(b)
To interpret the Plan and to decide all matters arising thereunder, including the right to resolve or remedy any ambiguities, errors, inconsistencies or omissions. All such interpretations shall be final and binding on all parties;

(c)	To determine the amount of distributions to be made to each Member and beneficiary or other person in accordance with the provisions of the Plan;

(d)	To authorize and effect distributions under the Plan;

(e)	To keep such records and submit such filings, elections, applications, returns or other documents or forms as may be required under applicable law;

(f)	To appoint such agents, counsel, accountants and consultants as may be desirable in administering the Plan, including agents to receive Deferral Agreements;

(g)	To exercise the other powers that are expressly granted to it herein, or that are impliedly necessary for it to carry out any of its responsibilities hereunder; and

(h)	By written instrument to delegate any of the foregoing powers to one or more designated officers or employees of the Company or other persons.

All decisions of the Committee or its designees shall be binding upon all Members and their respective legal representatives, successors and assigns, and any and all persons claiming under or through any of them. No member of the Committee or any of its designees shall be liable to any Member or to the Company for any determination made within the scope of the administrative and interpretive functions provided in this Plan. No member of the Committee shall participate in any discussion or determination involving his or her own specific rights, benefits or obligations under this Plan.

12.    Termination.

Notwithstanding any other provision of the Plan, the Board may terminate the Plan at any time for any reason without any liability to any Member, beneficiary or other person for any such termination or for any other action taken pursuant to this Section 12. Following termination of the Plan, and notwithstanding the provisions of any Deferral Agreement entered into prior to such termination, no additional deferrals may be made hereunder, but all existing Deferral Accounts shall be administered in accordance with the Plan, as in effect immediately prior to termination, and shall be distributed in accordance with the terms of the Plan and the applicable Deferral Agreements, unless and until the Board elects to accelerate distributions as provided below. Subject to the limitations and conditions provided for in this Section 12, at any time on or after the effective date of termination of the Plan, the Board, in its sole discretion, may elect to accelerate the distribution with respect to all Deferral Accounts to the extent permitted under Section 409A of the Code; provided, that (a) the termination of the Plan is not proximate to a downturn of the Company’s financial health; (b) the Company terminates and liquidates all plans, programs, agreements, and other arrangements (“Other Program”) that must be aggregated with the Plan in accordance with Treasury Regulation Section 1.409A-1(c) if a Member participated in the Other Program; and (c) the Company shall not adopt a new Other Program that would be required to be aggregated with the Plan in accordance with Treasury Regulation Section 1.409A-1(c) if a Member participated in the Other Program within three (3) years following termination of the Plan. Such accelerated distributions shall be made in a lump sum at a time selected by the

Company in accordance with Section 409A of the Code; provided, that no accelerated distributions, other than those that could be made under the terms of the Plan absent its termination, shall be made earlier than twelve (12) months from the date that the Company takes all actions necessary to irrevocably terminate the Plan and cause all distributions to be made thereunder and all distributions shall be made no later than twenty-four (24) months from the date the Company takes all actions necessary to irrevocably terminate the Plan and cause all distributions to be made thereunder. Upon completion of distributions to all Members, or beneficiaries, as the case may be, no Member, beneficiary or person claiming under or through them, will have any claims in respect of the Plan.

13.    Non-alienation.

The amounts credited to any Deferral Account maintained under the Plan may not be pledged, assigned, or transferred by the Member for whom such Deferral Account is maintained or by any other individual, and any purported pledge, assignment, or transfer shall be void and unenforceable.

14.    Claims of Other Persons; Set-Off.

The provisions of the Plan shall in no event be construed as giving any person, firm or corporation any legal or equitable right as against the Company or any subsidiary, or the officers, employees, or directors of the Company or any subsidiary, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan. The right of each Member to any Deferral Account, benefit, Units, right or distribution hereunder shall not, to the extent permitted by law, be subject in any manner to attachment or other legal process for the debts of such Member, and no Deferral Account, benefit, Units, right or distribution shall be subject to anticipation, alienation, sale, pledge, transfer, assignment or encumbrance; provided, however, the Company shall have the unrestricted right to set off against or recover out of any distributions due a Member, beneficiary or other person at the time such distributions would otherwise have been made hereunder, any amounts owed the Company or any subsidiary of the Company by such Member, beneficiary or other person.

15.    Severability.

The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provisions were omitted herefrom.

16.    Reports.

Until a Member’s entire Deferral Account shall have been distributed in full, the Company will furnish or make available to the Member a written or electronic report, at least annually, setting forth any changes in such Deferral Account and the amounts credited to such Deferral Account.

17.    Director and Shareholder Status.

Nothing in the Plan shall interfere with or limit in any way the right of the Company or its shareholders to terminate any Member’s service as a director, at any time, nor confer upon any Member any right to continue as a director of the Company or to be nominated for election to the Board at any time. The Plan will not give any person any right or claim to any benefits under the Plan unless such right or claim has specifically accrued under the terms of the Plan. Participation in the Plan shall not create any rights in a Member (or any other person) to receive Common Shares or to be treated as a shareholder of the Company for any purpose.

18.    Section 409A.

The Plan is intended to comply with the requirements of Section 409A or an exemption or exclusion therefrom, and it is intended that the Plan be administered in all respects in accordance with Section 409A. Accordingly, any action taken under the Plan, including any distribution under Section 6(b), shall be made in compliance with Section 409A. Each distribution shall be treated as a “separate payment” for purposes of Section 409A. Notwithstanding any other provision of the Plan to the contrary, in the event that a Member is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company), amounts that constitute “non-qualified deferred compensation” within the meaning of Section 409A that would otherwise be distributable during the six (6) month period immediately following a Member’s termination of employment with the Company and its subsidiaries and affiliates by reason of such termination shall instead be distributed or provided on the first business day of the 7th month following the month in which the Member’s termination occurs. If the Member dies following any termination of employment with the Company and its subsidiaries and affiliates and prior to the distribution of any amounts delayed on account of Section 409A, such amounts shall be distributed to the personal representative of the Member’s estate within thirty (30) days following the date of the Member’s death (with the first date following the date of the Member’s death being the first day of such thirty (30)-day period). Interest shall not accrue on such amounts during the period of delay; however, Units attributable to any dividends paid during the period of delay shall continue to accrue in accordance with Section 5(b)(ii). All references in this to a Member’s “termination”, “termination of employment”, “termination of service” and any other similar terminology, shall be interpreted as requiring that a “separation from service” within the meaning of Section 409A has occurred upon any such referenced event.

19.    Tax Consequences; No Liability.

The Company shall not be responsible for the tax consequences under federal, state or local law of any election made by any Member under the Plan. Participation in the Plan is entirely at the risk of each Member. Neither the Company, the Committee, the Board nor any other person associated with this Plan shall have any liability for any loss or diminution in the value of Deferral Accounts, or for any failure of this Plan to effectively defer recognition of income or to achieve any Member’s desired tax treatment or financial results.

20.    Amendments.

Notwithstanding any other provision of this Plan, the Board may amend this Plan at any time for any reason without liability to any Member, beneficiary or other person for any such amendment or for any other action taken pursuant to this Section 20, provided that no such amendment shall be made retroactively in a manner that would deprive any Member of any rights or benefits which have accrued to his/her benefit under the Plan as of the date such amendment is proposed to be effective, unless such amendment is necessary to comply with applicable law.

21.    Facility of Distributions.

If the Committee determines that a Member or beneficiary entitled to receive a distribution under this Plan is (at the time such distribution is to be made) a minor or physically, mentally or legally incompetent to receive such distribution and that another person or any institution has legal custody of such minor or incompetent individual, the Committee may cause the distribution to be made to such person or institution having custody of such Member or beneficiary. Such distribution, to the extent made, shall operate as a complete discharge of all obligations by the Committee, the Company and the Board to such Member or beneficiary.

22.    Governing Law.

The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Ohio.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer as of the _____day of November, 2015, effective on the Effective Date.

THE PROGRESSIVE CORPORATION

By: ______________________________

Title: ____________________________